Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Zlato Inc.
Mlynska28, 040 01 Kosice
Slovak Republic

We hereby consent to the use of our audit report dated May 14, 2013 in this Amendment No. 1 to Registration Statement on Form S-1, with respect to the balance sheet of Zlato Inc. as of March 31, 2013 and the related statements of operations, stockholders' equity and cash flows for the period from February 25, 2013 (date of inception) through March 31, 2013.

Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ Goldman Accounting Services CPA, PLLC
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Goldman Accounting Services CPA, PLLC
Suffern, New York
July 2, 2013